EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-229957 and No. 333-198578) and Form F-3 (No. 333-235338) of JD.com, Inc. of our report dated April 15, 2019 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People’s Republic of China
April 15, 2020